EXHIBIT 10.6

PROJECT DEVELOPMENT AGREEMENT

DESIGN OF INTERNET DATA CENTER IN HANOI

AGREEMENT MADE this 1st day of May, 2007 between CERELINK, Incorporated, a Delaware corporation with its principal place of business in Corrales, New Mexico, United States of America ("CERELINK") and DOT VN Inc., a Delaware corporation with its principal place of business in San Diego, California, United States of America ("DOT VN").

WHEREAS, DOT VN intends to design, implement, and maintain an Internet Data Center (“IDC”), for the purpose of Internet hosting and data warehousing, in Hanoi, Vietnam.

WHEREAS, DOT VN intends to eventually develop the IDC as a “technology core” for the eventual development of specialized technical applications such as the establishment of a wireless broadband network in Hanoi and subsequent development of e-business, e-healthcare, e-marketing, and distance education technical applications. Although these technical applications will be contemplated in this work, the actual development and implementation of these applications is outside the scope of this work. As this applications phase of the project becomes feasible, CERELINK and DOT VN may enter into a separate agreement to complete these specialized technical applications.

WHEREAS, DOT VN wishes to contract with CERELINK for the technical design of the IDC in Hanoi. It is agreed that CERELINK will serve in the role of general project manager for the design of the IDC (“The Project”).

WHEREAS, CERELINK wishes to provide such design services;

NOW, THEREFORE, for consideration, the receipt and sufficiency of which is acknowledged, CERELINK and DOT VN agree as follows:

1.  Project Goals. The goals of the Project are as follows:

a.  Based on a Three Million Dollar ($3,000,000) total build out budget, design an innovative, scalable, fully functioning IDC, which utilizes leading edge technology and fills approximately 10,000 square feet, to be housed in the new VNNIC building in Hanoi, Vietnam;

b.  In an effort to design the IDC in Hanoi, CERELINK intends to contract with Federal Communications Group to design a technically robust hard wiring and physical infrastructure that will enable DOT VN to employ an innovative network to serve their client base; Cerelink intends that

1.	Federal Communications Group will achieve the following deliverables:

•	Calculate maximum square feet of raised floor space & Office space

•	Building renovation recommendations, interior and exterior perimeter walls layout

•	Raised Floor design - floor plan

•	Server Cabinet layout

•	WAN / LAN network switch distribution cabinet layout

•	Storage Array Network - SAN Location Command Operations Center layout

•	Command Operations Center layout

•	Structured cable plant design - Fiber & copper plant

•	D-marc Room - Fiber ring & carrier service

•	Power Distribution pathways & outside power plant feeds

•	Generator Specifications & requirements, including exterior building layout

•	Power Distribution Units (PDU) specification & requirements plan

•	Uninterruptible Power Supply (UPS) Specifications & requirements plan

•	HVAC Specifications & recommendations

•	Fire Suppression layout - Halon FM200 specifications & requirements plan

•	Data Center Lighting plan

•	Building Security & Data Center Access specifications & recommendations

•	Final Construction Cost Proposal

c.  CERELINK intends to contract with Intel Corporation to create an innovative and technically robust network design for the IDC in Hanoi. Cerelink intends that the network design will include, but is not limited to, the design of all networked infrastructure including bandwidth requirements, intelligent data switching, identification of server fabric and data storage networking platforms, and identification of optical network platforms. Cerelink intends that the network design will also contemplate the IDC interactive services which include security services, and application delivery and integration services. Furthermore, Cerelink intends that the network design will create a data management framework that will comprehend such things as configuration, security, provisioning, and fault management services.

d.  CERELINK intends to contract with the Uptime Institute in an effort to design an IDC that contemplates international IDC standards and that eventually will certify that the IDC conforms to these standards. There will be no cost to DOT VN above and beyond the overall project cost identified in this document for the Uptime Institute’s certification service.

e.  CERELINK intends to seek the advice and support of AFCOM who will provide education and resource materials relevant to the development and sustainability of the IDC in Hanoi such has case studies, best known practices, etc. CERELINK will offer DOT VN and all project stakeholders a one year Corporate membership.

f. CERELINK and its contractors intend to create an IDC design that will ultimately allow the IDC to be technically flexible and scaleable according to DOT VN’s evolving business needs.

g. CERELINK intends to coordinate with our corporate contractors strategic and/or discounted pricing on all products, technologies, and services associated with the development of the IDC in Hanoi.

h. CERELINK will work with DOT VN to develop and execute a project marketing and promotion plan. This plan will include, but not limited to a media marketing strategy, a marketing plan for industry/trade publications, and the development of a case study which describes the project development and eventual project outcomes.

i. CERELINK will make available to DOT VN travel grants to be used for strategic site visits. Each travel request will be submitted in writing by DOT VN to CERELINK 30 days before the requested travel date. CERELINK will evaluate each travel request according to the strategic value of the travel and its overall cost. CERELINK has the exclusive right to accept or deny any travel request with a written explanation.

j. CERELINK will assist DOT VN in the design, development, and implementation of a demonstration of a Motorola wireless broadband network on the campus of QTSC in Ho Chi Minh City. The wireless broadband network will target selected areas of the QTSC campus and provide end-users with wireless Internet connectivity. It is intended that a separate agreement of the project scope and logistics will be developed between CERELINK and DOT VN for the development of this system. The development of this demonstration project will be completed at no cost to DOT VN.

k. Project Team. Jim Hoffman, an experienced project manager of 24 years, Dr. Rod Sanchez, Dr. Arthur St. George, and Dr. Roger Gallegos, all of whom are employees of CERELINK, will be assigned by CERELINK to work on the Project. CERELINK may assign other or additional personnel to work on the Project if deemed necessary or appropriate by CERELINK. CERELINK also intends to contract with Intel Corporation for the overall network design and certain other services and equipment to be provided hereunder and intends to contract with Federal Communications Group for the overall infrastructure design and certain other equipment and services to be provided hereunder. The project team intends to be under the continual guidance and direction from the Uptime Institute and AFCOM.

2.  Project Development.

a.  Access to Information. Both DOT VN and CERELINK undertake on a “best efforts basis” to provide the other with all necessary information needed to complete the IDC design.

b.  Project. The design of the IDC in Hanoi is anticipated to begin on May 1, 2007 and will be completed by July 1, 2007. By agreement between DOT VN and CERELINK, the project schedule may be adjusted due to issues and circumstances not foreseen today. DOT VN will be kept apprised of progress on the project via weekly project management reports and/or presentations.

ANY SOFTWARE OR PRODUCT DEVELOPED BY CERELINK AND ANY OTHER PART OF THE PROJECT PROVIDED HEREUNDER IS PROVIDED “AS IS” EXCEPT FOR THE EXPRESS WARRANTIES PROVIDED HEREIN FOR THE DURATION OF THE DESIGN PHASE. DOT VN HEREBY WAIVES ALL OTHER GUARANTEES, WARRANTIES, OBLIGATIONS AND LIABILITIES OF CERELINK HEREUNDER, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, REGARDING THE FUNCTIONALITY, PERFORMANCE, ACCURACY OR CONDITION OF ANY SOFTWARE AND ANY OTHER PART OF THE PROJECT PROVIDED HEREUNDER INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY AND ALL OBLIGATIONS AND LIABILITIES WITH RESPECT TO LOSS OF USE, DATA, REVENUE, PROFIT OR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF DOT VN HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES FOR THE DURATION OF THE DESIGN PHASE.

NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

ANY SOFTWARE, HARDWARE OR INTELLECTUAL PROPERTY INVENTED, DISCOVERED OR CREATED IN CONNECTION WITH ANY DOT VN PROJECT SHALL BE CONSTRUED TO BE THE JOINT PROPERTY OF DOT VN AND THE CREATOR OF SUCH SOFTWARE, HARDWARE OR INTELLECTUAL PROPERTY.

3.  Government Approval. Both Dot VN and Cerelink acknowledge that the terms, conditions and execution of this Agreement shall be subject to review and approval by the Vietnam Internet Network Information Center (“VNNIC”). Both Dot VN and Cerelink further agree that this Agreement may be amended from time to time in accordance with such right to approval by VNNIC with no penalty to either party.

4.  Ancillary Offerings. Once the Project is operational, the parties may agree that additional equipment and/or services may be made available for from CERELINK to DOT VN. In such event, the parties will amend this Agreement to cover any such additional work.

5.  Payment. In connection with the completion of the goals set forth in Section 1, DOT VN shall pay CERELINK in accordance with the payment schedule attached here to as Schedule A.

6.  Miscellaneous.

a.  Amendments. This Agreement may not be amended except by a writing signed by both parties, and shall be amended if required by VNNIC as provided in paragraph 3.

b.  Disputes. Any controversy or claim arising out of or relating to this agreement shall be governed by the laws of the State of California, without giving effect to principles of conflicts of law, and shall be settled by binding arbitration in San Diego County under the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The prevailing party shall be entitled to its costs, including reasonable attorneys fees, in addition to all other relief granted, in such proceedings.

c.  Consent to Breach Not Waiver. Any consent by either party to, or waiver of, a breach by the other, whether express or implied, shall not constitute consent to, waiver of, or excuse for any other different or subsequent breach.

d.  Attorneys' Fees. In the event either party initiates legal proceedings to enforce any right or obligation under this Agreement, the prevailing party in such proceedings will be entitled to recover its attorneys’ fees from the other party.

e.  Notices. All notices required or permitted under this Agreement shall be in writing and shall be sent or delivered to the addresses specified below:

If to CERELINK:                   CERELINK INCORPORATED
4417 Corrales Road
Corrales, NM 87048
Attention: President

If to DOT VN:           DOT VN, INC.
9449 Balboa Avenue, Suite 114
San Diego, CA 92123
Attention: President

f.  Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous proposals, agreements, representations, statements, negotiations and understandings, whether oral or written, between the parties concerning the matters set forth in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

DOT VN, INC.	CERELINK, INCORPORATED
By	By
Its:	Its:

SCHEUDLE A

No.	Payment Date	Payment Amount	% of Project Complete
1	May 15, 2007	$120,000	0%
2	June 15, 2007	$240,000	33%
3	July 15, 2007	$240,000	66%
4	August 15, 2007	Balance	100%

PAYMENT.

1.	Payment 1 will be made upon signing the “Project Management Agreement”.

2.	Payments 2 - 3 will be made within 24 hours of “Payment Date”

3.	Payment 4 will be made within 15 days of “Payment Date”

4.
Payment amounts are subject to be adjusted based on changes of the project scope, requirements, and duration. The aggregate payment amount shall not exceed $850,000 and the individual payment amounts shall not exceed the amounts set forth above unless mutually agreed by both parties. Any changes to the payment amounts or payment dates should be made before next payment cycle beings. If the payment is adjusted after the payment cycle has begun, the payment amount will be prorated on a daily basis to match work completed within that cycle.

5.	The overall project budget is subject to change at any time subject to the mutual approval of the parties.

6.	The project timeline is subject to change subject to the mutual approval of the parties.